Exhibit 13(a)

[Time and date stamp]

[Subject Line: Proudly Presenting the LunaDNA Preliminary Offering Circular]

Hello LunaDNA Early Engager,

We are excited to send this formal message to you because of your indicated interest in LunaDNA’s securities offering under Regulation A of the United States securities laws.

We have great news!

Today is a landmark day for our community-owned platform for health research. We formally requested that the Securities and Exchange Commission (SEC) qualify our Regulation A Offering Statement. What does this mean? It means that we expect that, within the next 48 hours, the LunaDNA platform will be able to accept your contributions of data and issue ownership interests in LunaDNA, LLC in return.

One important step in this offering process is the requirement that we deliver to you a preliminary offering circular at least 48 hours before we are able to complete a shares-for-data transaction with you. Here is the link to the preliminary offering circular as filed with the SEC. The preliminary offering circular contains important information about LunaDNA, the ownership interests we are offering, and other important considerations, including risk factors associated our Regulation A offering. We urge you to read it before deciding to contribute your data to LunaDNA.

We are proud to be entering this essential stage of the LunaDNA platform. Together, we start down the path to creating the first heath data company that’s owned by its community of data contributors. Our member’s contributions can drive key discoveries, and, as holders of shares they can share in the value they have created.

We will shortly have the qualification needed to begin turning our founding philosophy into a reality. Stay tuned to the public announcement of the opening of our share offer platform, and, as always, please do not hesitate to contact us. We enjoy your engagement.

With Gratitude,

Bob, Dawn, David & LunaPBC Team

Important Testing the Waters Disclosure

LunaDNA, LLC (LunaDNA) is testing the waters to gauge interest in a potential securities offering under Regulation A of the federal securities laws. No money or other consideration is being solicited for any securities at this time, and if sent in to LunaDNA, will not be accepted. No offer to buy securities in a Regulation A offering by LunaDNA can be accepted and no part of the purchase price can be received until LunaDNA’s offering statement is qualified with the SEC, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in LunaDNA’s offering involves no obligation or commitment of any kind. LunaDNA is under no obligation to make an offering of any securities under Regulation A or otherwise, and may choose to make an offering to some, but not all, of the people who indicate an interest in investing and participating. LunaDNA’s Preliminary Offering Statement may be obtained here.